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                                                                     EXHIBIT 3.2

                        WINDROSE MEDICAL PROPERTIES TRUST

                             ARTICLES SUPPLEMENTARY

              7.5% SERIES A CUMULATIVE CONVERTIBLE PREFERRED SHARES

         Windrose Medical Properties Trust, a Maryland real estate investment trust (the "Company"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Under a power contained in Article VI of the Amended and Restated Declaration of Trust of the Company, as amended and supplemented, (the "Declaration of Trust"), the Board of Trustees of the Company, or a duly authorized committee thereof (the "Board of Trustees"), by resolutions duly adopted, classified and designated 2,100,000 Preferred Shares (as defined in the Declaration of Trust) as 7.5% Series A Cumulative Convertible Preferred Shares, $0.01 par value per share, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which, upon any restatement of the Declaration of Trust, shall be deemed to be part of
Article VI of the Declaration of Trust with any necessary or appropriate renumbering or relettering of the sections or substitutions hereof:

         7.5% SERIES A CUMULATIVE CONVERTIBLE PREFERRED SHARES

A.       TERMS OF THE 7.5% SERIES A CUMULATIVE CONVERTIBLE PREFERRED SHARES.

         1. DESIGNATION AND NUMBER. A series of Preferred Shares, designated the "7.5% Series A Cumulative Convertible Preferred Shares of Beneficial Interest" (the "Series A Preferred Shares"), is hereby established. The number of authorized Series A Preferred Shares shall be 2,100,000.

         2. MATURITY. The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

         3. RANK. The Series A Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (a) prior or senior to all classes or series of Common Shares (as defined in the Declaration of Trust) of the Company and to all classes or series of shares of beneficial interest of the Company ranking junior to the Series A Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company (the "Junior Shares"); (b) on a parity with all classes or series of shares of beneficial interest issued by the Company, the terms of which specifically provide that such shares rank on a parity with the Series A Preferred Shares with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company (the "Parity Shares"); (c) junior to all classes or series of shares of beneficial interest issued by the Company, the terms of which specifically provide that such shares rank senior to the Series A Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the


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         Company (the "Senior Shares"); and (d) junior to all existing and future indebtedness of the Company. The term "equity securities" does not include convertible debt securities, which will rank senior to the Series A Preferred Shares prior to conversion.

         4. DIVIDENDS.

                  (a) Holders of Series A Preferred Shares shall be entitled to receive, when and as authorized by the Board of Trustees, or a duly authorized committee thereof, and declared by the Company out of funds of the Company legally available for payment, preferential cumulative cash dividends at the rate of 7.5% per annum of the Base Liquidation Preference (as defined below) per share (equivalent to a fixed annual amount of $1.875 per share). Such dividends shall be cumulative from the date of original issue and shall be payable quarterly on or before the 20th day of February, May, August and November of each year (or, if not a business day, the next succeeding business day, each a "Dividend Payment Date") for the period ending on such Dividend Payment Date, commencing on the date of issue. "Business day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close. The first dividend will be paid on August 20, 2005 with respect to the period beginning on the date of issue and ending on August 5, 2005. Any quarterly dividend payable on the Series A Preferred Shares for any partial dividend period will be computed on the basis of twelve 30-day months and a 360-day year. Dividends will be payable in arrears to holders of record as they appear on the share records of the Company at the close of business on the applicable record date, which shall be the fifth day of the calendar month in which the Dividend Payment Date occurs or such other date designated by the Board of Trustees for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Record Date").

                  (b) No dividends on Series A Preferred Shares shall be authorized by the Board of Trustees or declared or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

                  (c) Notwithstanding the foregoing, dividends on the Series A Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared and whether or not such is prohibited by agreement. Accrued but unpaid dividends on the Series A Preferred Shares will not bear interest and holders of the Series A Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions described above. Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any shares of beneficial interest of the Company or any other series of Preferred Shares ranking, as to dividends, on a parity with or junior to the Series A Preferred Shares (other than a dividend in Common Shares of the Company or in any other shares of beneficial interest of the Company ranking


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         junior to the Series A Preferred Shares as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred Shares for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Shares and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Series A Preferred Shares, all dividends declared upon the Series A Preferred Shares and any other series of Preferred Shares ranking on a parity as to dividends with the Series A Preferred Shares shall be declared pro rata so that the amount of dividends declared per share of the Series A Preferred Shares and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Shares and such other series of Preferred Shares (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) bear to each other.

                  (d) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in Common Shares of the Company or other shares of beneficial interest ranking junior to the Series A Preferred Shares as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Shares, or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation, nor shall any Common Shares, or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other shares of beneficial interest of the Company ranking junior to the Series A Preferred Shares as to dividends and upon liquidation or redemptions for the purpose of preserving the Company's qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended). Holders of Series A Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred Shares as provided above. Any dividend payment made on the Series A Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

                  (e) If, for any taxable year, the Company elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of shares (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series A Preferred Shares shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series A Preferred


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         Shares for the year bears to the Total Dividends. The Company may elect to retain and pay income tax on its net long-term capital gains. In such a case, the holders of Series A Preferred Shares would include in income their appropriate share of the Company's undistributed long-term capital gains, as designated by the Company.

         5. LIQUIDATION PREFERENCE.

                  (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of the Series A Preferred Shares are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders a liquidation preference of (x) $25 per share (the "Base Liquidation Preference") in cash or property at its fair market value as determined by the Board of Trustees, or (y) in the event the Company shall be a party to a Transaction, as defined in subparagraph 8(e), prior to June 30, 2010 in which a majority of the Common Shares of the Company are converted into the right to receive cash, property or other consideration at a price, or having a fair market value, as determined by the Board of Trustees, per share, of less than 105% of the Conversion Price in effect at the time of any such Transaction, $26.25 per share in cash or property at its fair market value, as determined by the Board of Trustees (the "Stepped Up Liquidation Preference"), plus in each case, an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of the Company's Common Shares or any other shares of beneficial interest of the Company that rank junior to the Series A Preferred Shares as to liquidation rights. Notwithstanding the foregoing, unless the Company is a party to a Transaction prior to June 30, 2010, the liquidation preference on or after June 30, 2010 shall be the Base Liquidation Preference plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of the Company's Common Shares or any other shares of beneficial interest of the Company that rank junior to the Series A Preferred Shares as to liquidation rights. The Company will promptly provide to the holders of the Series A Preferred Shares written notice of any event triggering the right to receive such Liquidation Preference. After payment of the full amount of the Liquidation Preference, plus any accrued and unpaid dividends to which they are entitled, the holders of the Series A Preferred Shares will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other corporation, trust or entity or of any other corporation with or into the Company, the sale, lease or conveyance of all or substantially all of the property or business of the Company or a statutory share exchange, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company, unless a liquidation, dissolution or winding up of the Company is effected in connection with, or as a step in a series of transactions by which, a consolidation or merger of the Company is effected.

                  In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of beneficial interest of the Company or otherwise is permitted under Maryland Law, no effect shall be given to amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of


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         beneficial interest of the Company whose preferential rights upon distribution are superior to those receiving the distribution.

                  (b) If upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of Series A Preferred Shares shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Shares and any such other Parity Shares ratably in the same proportion as the respective amounts that would be payable on such Series A Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full.

                  (c) Upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of Series A Preferred Shares and any Parity Shares, any other series or class or classes of Junior Shares shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Shares and any Parity Shares shall not be entitled to share therein.

         6. REDEMPTION.

                  (a) The Series A Preferred Shares are not redeemable prior to June 30, 2010 subject, however, to the provisions of Article VII of the Company's Declaration of Trust. On and after, June 30, 2010, the Company, at its option, upon not less than 30 nor more than 60 days' written notice, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price equal to the Base Liquidation Preference, per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (the "Redemption Date"), without interest. No Series A Preferred Shares may be redeemed except with assets legally available for the payment of the redemption price.

                  Holders of Series A Preferred Shares to be redeemed shall surrender such Series A Preferred Shares at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any of the Series A Preferred Shares has been given and if the funds necessary for such redemption have been set aside, separate and apart from other funds, by the Company in trust for the pro rata benefit of the holders of any Series A Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Series A Preferred Shares, such Series A Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series A Preferred Shares are to be redeemed, the Series A Preferred Shares to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Company.

                  (b) Unless full cumulative dividends on all Series A Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient


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         for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series A Preferred Shares shall be redeemed unless all outstanding Series A Preferred Shares are simultaneously redeemed and the Company shall not purchase or otherwise acquire directly or indirectly any Series A Preferred Shares (except by exchange for shares of beneficial interest of the Company ranking junior to the Series A Preferred Shares as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Company of any Series A Preferred Shares in order to ensure that the Company continues to meet the requirements for qualification as a real estate investment trust under the Internal Revenue Code, or the purchase or acquisition of Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares. So long as no dividends are in arrears, the Company shall be entitled at any time and from time to time to repurchase any Series A Preferred Shares in open-market transactions duly authorized by the Board of Trustees and effected in compliance with applicable laws.

                  (c) Notice of redemption of the Series A Preferred Shares shall be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date. A similar notice shall be mailed by the Company to each holder of record of the Series A Preferred Shares to be redeemed by first class mail, postage prepaid at such holder's address as the same appears on the share records of the Company. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the Redemption Date; (ii) the redemption price; (iii) the number of Series A Preferred Shares to be redeemed; and (iv) the place or places where the Series A Preferred Shares are to be surrendered for payment of the redemption price.

                  (d) Immediately prior to any redemption of Series A Preferred Shares, the Company shall pay, in cash, any accumulated and unpaid dividends through the Redemption Date, unless a Redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Preferred Shares at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

                  (e) The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions except as provided under Article VII of the Declaration of Trust.

                  (f) Subject to applicable law and the limitation on purchases when dividends on the Series A Preferred Shares are in arrears, the Company may, at any time and from time to time, purchase any Series A Preferred Shares in the open market, by tender or by private agreement.


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                  (g) All Series A Preferred Shares redeemed, purchased or
         otherwise acquired by the Company in any manner whatsoever shall be retired and reclassified as authorized but unissued Preferred Shares, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Shares in accordance with the applicable provisions of the Declaration of Trust.

         7. VOTING RIGHTS.

                  (a) Holders of the Series A Preferred Shares will not have any voting rights, except as set forth below.

                  (b) Whenever dividends on any Series A Preferred Shares shall be in arrears in an aggregate amount equivalent to six or more quarterly dividends, whether or not consecutive (a "Preferred Dividend Default"), the number of trustees then constituting the Board of Trustees shall increase by two (if not already increased by reason of a similar arrearage with respect to any Parity Preferred (as hereinafter defined)). The holders of such Series A Preferred Shares (voting separately as a class with all other series of Preferred Shares ranking on a parity with the Series A Preferred Shares as to dividends or upon liquidation ("Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote separately as a class, in order to fill the vacancies thereby created, for the election of a total of two additional trustees of the Company (the "Preferred Share Trustees") at a special meeting called by the holders of record of at least 20% of the Series A Preferred Shares or the holders of record of at least 20% of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting at which a Preferred Share Trustee is to be elected until all dividends accumulated on such Series A Preferred Shares and Parity Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In the event the trustees of the Company are divided into classes, each such vacancy shall be apportioned among the classes of trustees to prevent stacking in any one class and to insure that the number of trustees in each of the classes of trustees are as equal as possible. If and when all accumulated dividends and the dividend for the then current dividend period on the Series A Preferred Shares shall have been paid in full or declared and set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Share Trustee so elected shall terminate and the number of trustees then constituting the Board of Trustees shall decrease accordingly. Any Preferred Share Trustee may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred Shares when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default


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         shall continue, any vacancy in the office of a Preferred Share Trustee may be filled by written consent of the Preferred Share Trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Shares when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Share Trustees shall each be entitled to one vote per trustee on any matter.

                  (c) So long as any Series A Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class):

                           (i) amend, alter or repeal the provisions of the
                  Declaration of Trust, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares or the holders thereof;

                           (ii) authorize, create or issue, or increase the
                  authorized or issued amount of, any class or series of shares of beneficial interest or rights to subscribe to or acquire any class or series of shares of beneficial interest or any class or series of shares of beneficial interest convertible into any class or series of shares of beneficial interest, in each case ranking senior to the Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any shares of beneficial interest into any such shares;

                           provided, however, that with respect to the
                  occurrence of any Event set forth above, so long as the Series A Preferred Shares (or any equivalent class or series of stock or shares issued by the surviving corporation or trust in any merger or consolidation to which the Company became a party) remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Shares; and provided, further, that (i) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (ii) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or (iii) any merger or consolidation in which the Company is not the surviving entity if, as a result of the merger or consolidation, the holders of Series A Preferred Shares receive cash in the amount of the Liquidation Preference in exchange for each of their Series A Preferred Shares, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.


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                  (d) With respect to the exercise of the above described voting rights, each Series A Preferred Share shall have one vote per share, except that when any other class or series of Preferred Shares shall have the right to vote with the Series A Preferred Shares as a single class, then the Series A Preferred Shares and such other class or series shall each have one vote per $25 of liquidation preference, or, in the event that the vote is with respect to a Transaction which the holders of the Series A Preferred Shares would be entitled to receive the Stepped Up Liquidation Preference, pursuant to subparagraph 5(a), the Series A Preferred Shares shall have 1.05 votes per $25 of liquidation preference.

                  (e) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

                  (f) Except as expressly stated in these terms of the Series A Preferred Shares, the Series A Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any trust action, including but not limited to, any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company, irrespective of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the Series A Preferred Shares.

         8. CONVERSION.

                  (a) Subject to and upon compliance with the provisions of this subparagraph (8), a holder of Series A Preferred Shares shall have the right, at the holder's option, at any time to convert such shares, in whole or in part, into the number of fully paid and nonassessable Common Shares obtained by dividing the aggregate Base Liquidation Preference of such shares by $15.75, the conversion price per Common Share at which the Series A Preferred Shares are convertible into Common Shares, as such price may be adjusted pursuant to subsection (d) of this subparagraph (8) (the "Conversion Price") (as in effect at the time and on the date provided for in the last paragraph of subsection
         (b) of this subparagraph (8)) by delivering such shares to be converted, such delivery to be made in the manner provided in subsection (b) of this subparagraph (8); provided, however, that the right to convert shares called for redemption pursuant to subparagraph
         (6) shall terminate at the close of business on the Redemption Date fixed for such redemption, unless the Company shall default in making payment of any amounts payable upon such redemption under subparagraph
         (6) hereof.

                  (b) In order to exercise the conversion right, the holder of each Series A Preferred Share to be converted shall deliver the certificate evidencing such share, duly endorsed or assigned to the Company or in blank, at the office of the Transfer Agent, accompanied by written notice to the Company that the holder thereof elects to convert such Series A Preferred Share. Unless the shares issuable on conversion are to be issued in the same name as the name in which such Series A Preferred Share is registered, each


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         share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by the holder or such holder's duly authorized agent and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Company demonstrating that such taxes have been paid).

                  Holders of Series A Preferred Shares at the close of business on a Record Date will be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such Record Date and prior to such Dividend Payment Date. However, Series A Preferred Shares surrendered for conversion during the period between the close of business on any Record Date and ending with the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of a notice of redemption with respect to a Redemption Date during such period or coinciding with such Dividend Payment Date, which will be entitled to such dividend on the Dividend Payment Date) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of Series A Preferred Shares on a Record Date who (or whose transferee) tenders any such shares for conversion into Common Shares on such Dividend Payment Date will receive the dividend payable by the Company on such Series A Preferred Shares on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of Series A Preferred Shares for conversion.

                  As promptly as practicable after the surrender of certificates for Series A Preferred Shares as aforesaid, the Company shall issue and shall deliver at such office to such holder, or on his written order, a certificate or certificates for the number of full Common Shares issuable upon the conversion of such shares in accordance with the provisions of this subparagraph (8), and any fractional interest in respect of a Common Share arising upon such conversion shall be settled as provided in subsection (c) of this subparagraph (8). Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series A Preferred Shares shall have been delivered and such notice (and if applicable, payment of an amount equal to the dividend payable on such shares as described above) received by the Company as aforesaid, and the person or persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date, unless the share transfer books of the Company shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the opening of business on the next succeeding day on which such share transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such certificates for Series A Preferred Shares have been surrendered and such notice received by the Company.

                  (c) No fractional shares or scrip representing fractions of Common Shares shall be issued upon conversion or the Series A Preferred Shares. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the conversion of a share of Series A Preferred Shares, the Company shall pay to the holder of such share an amount in cash based upon the Current Market Price (as defined below) of Common Shares on the Trading Day (as defined below) immediately preceding the date of conversion. If more than one Series A Preferred Share shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series A Preferred Shares so surrendered. "Current Market Price" of publicly traded Common Shares or any other class of shares of beneficial interest or other security of the Company or any other issuer for any day shall mean the last reported sales price, regular way, on such day or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange ("NYSE") or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market or, if such security is not quoted on the Nasdaq National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by Nasdaq or, if bid and asked prices for such security on such day shall not have been reported through Nasdaq, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security and selected for such purpose by the Chief Executive Officer of the Company or the Board of Trustees or, if such security is not so listed or quoted, as determined in good faith at the sole discretion of the Chief Executive Officer of the Company or the Board of Trustees, which determination shall be final, conclusive and binding. "Trading Day" shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market, or if such securities are not quoted on such Nasdaq National Market, in the applicable securities market in which the securities are traded.

                  (d) The Conversion Price shall be adjusted from time to time as follows:

                           (i) If the Company shall (A) make a payment of
                  dividends or distributions to holders of any class of shares of beneficial interest of the Company in Common Shares, (B) subdivide its outstanding Common Shares into a greater number of shares, (C) combine its outstanding Common Shares into a smaller number of shares or (D) issue any shares of beneficial interest by reclassification of its Common Shares, the Conversion Price shall be adjusted so that the holder of any Series A Preferred Shares thereafter surrendered for conversion shall be entitled to receive the number of Common Shares that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subsection (i) shall become effective immediately after the opening of business on the day next following the record date (except as provided in paragraph (h) below) in the case of a distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification. Such adjustment(s) shall be made successively whenever any of the events listed above shall occur.

                           (ii) If the Company shall issue rights, options or
                  warrants to all holders of Common Shares entitling them (for a period expiring within 45 days after the record date fixed for such issuance) to subscribe for or purchase Common Shares (or securities convertible into or exchangeable for Common Shares) at a price per share less than the Fair Market Value (as defined below) per Common Share on the record date for the determination of shareholders entitled to receive such rights, options or warrants, then the Conversion Price shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the Business Day next following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (I) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (II) the number of Common Shares that could be purchased at the Current Market Price (as defined below) on the date fixed for such determination with the aggregate proceeds to the Company from the exercise of such rights, options or warrants, and the denominator of which shall be the sum of (x) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (y) the number of additional Common Shares offered, for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall be made successively whenever any such rights, options or warrants are issued, and shall become effective immediately after the opening of business on the day next following the record date for any such rights, options, or warrants issued (except as provided in subsection (h) below). In determining whether any rights, options or warrants entitle the holders of Common Shares to subscribe for or purchase Common Shares at less than the Fair Market Value, there shall be taken into account any consideration received by the Company upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by the Chief Executive Officer of the Company or the Board of Trustees whose decision is final, conclusive, and binding. Any adjustment(s) made pursuant to this subsection (ii) shall become effective immediately after the opening of business on the business day next following such record date. Such adjustment(s) shall be made successively whenever any of the events listed above shall occur. "Fair Market Value" shall mean the fair market value as determined in good faith at the sole discretion of the Chief Executive Officer or the Board of Trustees, which determination shall be final, conclusive and binding.

                           (iii) If the Company shall distribute to all holders
                  of its Common Shares any shares of beneficial interest of the Company (other than Common Shares) or evidence of its indebtedness or assets (including securities or cash, but excluding cash distributions paid out of the total equity applicable to Common Shares, less the amount of stated capital attributable to Common Shares, determined on the basis of the most recent annual or quarterly consolidated cost basis and current value basis and consolidated balance sheets of the Company and its consolidated subsidiaries available at the time of the declaration of the distribution) or rights or warrants to subscribe for or purchase any of its securities (excluding those rights and warrants issued to all holders of Common Shares entitling them for a period expiring within 45 days after the record date referred to in subsection (ii) above to subscribe for or purchase Common Shares, which rights and warrants are referred to in and treated under subsection (ii) above) (any of the foregoing being hereinafter in this subsection (iii) called the "Securities"), then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by (B) a fraction, the numerator of which shall be the Current Market Price per Common Share on the record date described in the immediately following paragraph less the then Fair Market Value of the shares of beneficial interest or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one Common Share, and the denominator of which shall be the Current Market Price per Common Share on the record date described in the immediately following paragraph.

                           Such adjustment shall become effective immediately at
                  the opening of business on the business day next following (except as provided in subsection (h) below) the record date for the determination of shareholders entitled to receive such distribution. For the purposes of this subsection (iii), the distribution of a Security which is distributed not only to the holders of the Common Shares on the date fixed for the determination of shareholders entitled to such distribution of such Security, but also is distributed with each Common Share delivered to a person converting a Series A Preferred Share after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subsection (iii); provided that on the date, if any, on which a person converting a Series A Preferred Share would no longer be entitled to receive such Security with a Common Share (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred, and the Conversion Price shall be adjusted as provided in this subsection (iii) (and such day shall be deemed to be "the date fixed for the determination of the shareholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences). Such adjustment(s) shall be made successively whenever any of the events listed above shall occur.

                           (iv) No adjustment in the Conversion Price shall be
                  required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subsection (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this subparagraph (8) (other than this subsection (iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Shares. Notwithstanding any other provisions of this subparagraph (8), the Company shall not be required to make any adjustment to the Conversion Price (A) upon the issuance of any Common Shares or options or rights to purchase Common Shares pursuant to any present or future employee, director or consultant incentive or benefit plan or program of the Company or any of its subsidiaries; (B) upon the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on shares of beneficial interest or indebtedness of the Company and the investment of additional optional amounts in Common Shares under any plan; (C) upon a change in the par value of the Common Shares of the Company; or (D) for accumulated and unpaid dividends on shares of beneficial interest of the Company. All calculations under this subparagraph (8) shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be.

                           (v) "Current Market Price" of publicly traded Common
                  Shares or any other class of shares of beneficial interest or other security of the Company or any other issuer for any day shall mean the last reported sales price, regular way, on such day or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange ("NYSE") or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market or, if such security is not quoted on the Nasdaq National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by Nasdaq or, if bid and asked prices for such security on such day shall not have been reported through Nasdaq, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security and selected for such purpose by the Chief Executive Officer of the Company or the Board of Trustees or, if such security is not so listed or quoted, as determined in good faith at the sole discretion of the Chief Executive Officer of the Company or the Board of Trustees, which determination shall be final, conclusive and binding.

                  (e) If the Company shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the Common Shares, sale of all or substantially all of the Company's assets or recapitalization of the Common Shares and excluding any transaction as to which subsection (d)(i) of this subparagraph (8) applies (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which Common Shares shall be converted into the right to receive shares, stock, securities or other property (including cash or any combination thereof), each Series A Preferred Share which is not converted into the right to receive shares, stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares, stock, securities and other property receivable (including cash or any combination thereof) upon the consummation of such Transaction by a holder of that number of Common Shares or fraction thereof into which one Series A Preferred Share was convertible immediately prior to such Transaction, assuming such holder of Common

         Shares (i) is not a person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (a "Constituent Person"), or an affiliate of a Constituent Person and (ii) failed to exercise his or her rights of election, if any, as to the kind or amount of such, stock, securities and other property (including cash) receivable upon consummation of such Transaction (each a "Non-Electing Share") (provided that if the kind or amount of shares, stock, securities and other property (including cash) receivable upon consummation of such Transaction by each Non-Electing Share is not the same for each Non-Electing Share, then the kind and amount of shares, stock, securities and other property (including cash) receivable upon consummation of such Transaction for each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The Company shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this subsection (e), and it shall not consent or agree to the occurrence of any Transaction until the Company has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series A Preferred Shares, that will require such successor or purchasing entity, as the case may be, to make provision in its certificate or articles of incorporation or other constituent documents to the end that the provisions of this subsection (e) shall thereafter correspondingly be made applicable as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable upon conversion of the Series A Preferred Shares. The provisions of this subsection (e) shall similarly apply to successive Transactions.

                  (f) If:

                           (i) the Company shall declare a distribution on the
                  Common Shares other than in cash out of the total equity applicable to Common Shares, less the amount of stated capital attributable to Common Shares, determined on the basis of the most recent annual or quarterly consolidated cost basis and current value basis and consolidated balance sheets of the Company and its consolidated subsidiaries available at the time of the declaration of the distribution; or

                           (ii) the Company shall authorize the granting to the
                  holders of the Common Shares of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or

                           (iii) there shall be any reclassifications of the
                  Common Shares (other than an event to which subsection (d)(i) of this subparagraph (8) applied) or any consolidation or merger to which the Company is a party and for which approval of any shareholders of the Company is required, or a statutory share exchange involving the conversion or exchange of Common Shares into securities or other property, or a self tender offer by the Company for all or substantially all of its outstanding Common Shares, or the sale or transfer of all or substantially all of the assets of the Company as an entity and for which approval of any shareholder of the Company is required; or

                           (iv) there shall occur the voluntary or involuntary
                  liquidation, dissolution or winding up of the Company;

then the Company shall cause to be filed with the transfer agent for the Series A Preferred Shares and shall cause to be mailed to the holders of the Series A Preferred Shares at their addresses as shown on the share records of the Company, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the record date as of which the holders of Common Shares of record to be entitled to such distribution or grant of rights or warrants are to be determined, provided, however, that no such notification need be made in respect of a record date for a distribution or grant of rights unless the corresponding adjustment in the Conversion Price would be an increase or decrease of at least 1%, or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this subparagraph (8).

                  (g) Whenever the Conversion Price is adjusted as herein provided, the Company shall promptly file with the transfer agent for the Series A Preferred Shares an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Price, setting forth the adjusted Conversion Price and the effective date on which such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holder of each Series A Preferred Share at such holder's last address as shown on the share records of the Company.

                  (h) In any case in which subsection (d) of this subparagraph
         (8) provides that an adjustment shall become effective on the date next following the record date for an event, the Company may defer until the occurrence of such event (I) issuing to the holder of any Series A Preferred Shares converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and (II) fractionalizing any Series A Preferred Share and/or paying to such holder any amount of cash in lieu of any fraction pursuant to subsection (c) of this subparagraph (8).

                  (i) There shall be no adjustment of the Conversion Price in case of the issuance of any shares of beneficial interest of the Company in a reorganization, acquisition or other similar transaction except as specifically set forth in this subparagraph (8). If any action or transaction would require adjustment of the Conversion Price pursuant to more than one subsection of this subparagraph (8), only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

                  (j) If the Company shall take any action affecting the Common Shares, other than an action described in this subparagraph (8), that in the opinion of the Board of Trustees would materially and adversely affect the conversion rights of the holders of the Series A Preferred Shares, the Conversion Price for the Series A Preferred Shares may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Trustees, in its sole discretion, may determine to be equitable in the circumstances.

                  (k) The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Shares, for the purpose of effecting conversion of the Series A Preferred Shares, the full number of Common Shares deliverable upon the conversion of all outstanding Series A Preferred Shares not theretofore converted. For purposes of this subsection (k), the number of Common Shares that shall be deliverable upon the conversion of all outstanding Series A Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

                  The Company covenants that any Common Shares issued upon conversion of the Series A Preferred Shares shall be validly issued, fully paid and nonassessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the Common Shares deliverable upon conversion of the Series A Preferred Shares, the Company will take any action that, in the opinion of its counsel, may be necessary in order that the Company may validly and legally issue fully paid and nonassessable Common Shares at such adjusted Conversion Price.

                  The Company shall use its reasonable best efforts to list the Common Shares required to be delivered upon conversion of the Series A Preferred Shares, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery.

                  (l) The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property on conversion of the Series A Preferred Shares pursuant hereto; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Shares or other securities or property in a name other than that of the holder of the Series A Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the reasonable satisfaction of the Company, that such tax has been paid.

                  In addition to the foregoing adjustments, the Company shall be entitled to make such reductions in the Conversion Price, in addition to those required herein, as it in its discretion considers to be advisable in order that any share distributions, subdivisions of shares, reclassification or combination of shares, distribution of rights, options, warrants to purchase shares or securities, or a distribution of other assets (other than cash distributions) will not be taxable or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

         9. DECLARATION OF TRUST AND BYLAWS. The rights of all holders of the Series A Preferred Shares and the terms of the Series A Preferred Shares are subject to the provisions of the Declaration of Trust and the Bylaws of the Company, including, without limitation, the restrictions on transfer and ownership of shares of beneficial interest of the Company contained in Article VII of the Declaration of Trust.

B. EXCLUSION OF OTHER RIGHTS.

         Except as may otherwise be required by law, the Series A Preferred Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, other than those specifically set forth in these terms of the Series A Preferred Shares (as such terms may be amended from time to time) and in the Declaration of Trust. The Series A Preferred Shares shall have no preemptive or subscription rights, or rights of an objecting shareholder under Title 3, Subtitle 2 of the Maryland General Corporation Law as applicable to a Maryland real estate investment trust.

C. HEADINGS OF SUBDIVISIONS.

         The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

B. SEVERABILITY OF PROVISIONS.

         If any voting powers, preferences or relative, participating, optional and other special rights of the Series A Preferred Shares or qualifications, limitations or restrictions thereof set forth in these terms of the Series A Preferred Shares (as such terms may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Shares and qualifications, limitations and restrictions thereof set forth in these terms of the Series A Preferred Shares (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences or relative, participating, optional or other special rights of Series A Preferred Shares or qualifications, limitations and restrictions thereof shall be given such effect. None of the voting powers, preferences or relative participating, optional or other special rights of the Series A Preferred Shares or qualifications, limitations or restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences or relative, participating, optional or other special right of Series A Preferred Shares or qualifications, limitations or restrictions thereof unless so expressed herein.

         SECOND: These Articles Supplementary were duly adopted by the Board of Trustees of the Company in the manner and by the vote required by law.

         THIRD: The Series A Preferred Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration of Trust.

         FOURTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

         FIFTH: The undersigned President and Chief Operating Officer acknowledges these Articles Supplementary to be the trust act of the Company and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Operating Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                            [SIGNATURE PAGE FOLLOWS]

                                * * * * * * * * *

         IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its President and Chief Operating Officer and attested to by its Secretary on this 28th day of June, 2005.


ATTEST:                                 WINDROSE MEDICAL
                                        PROPERTIES TRUST



/s/ Daniel R. Loftus                    By: /s/ Frederick L. Farrar    (SEAL)
----------------------------               ----------------------------
Daniel R. Loftus                           Frederick L. Farrar
Secretary                                  President and Chief Operating Officer